Exhibit 10.3

DECLARATION OF TRUST

This declaration of trust is made by Slavko (Steve) Bebek (the "Trustee") in favour of Adera Mines Limited (the "Beneficiary"). The Trustee solemnly declares that he hold a 100% interest in the mineral claim known as the Gold Ledge, Tenure Number 407574 (the "Property") located in the Lillooet Mining Division, British Columbia, Canada, in trust solely for the benefit of the Beneficiary.

The Trustee further promises the Beneficiary not to deal with the property in any way, except to transfer the Property to the Beneficiary, without written instructions, direction and consent of the Beneficiary.

Given at Vancouver, British Columbia, Canada on the ____ day of January, 2004.

SIGNED SEALED AND DELIVERED by	) ) )
Slavko (Steve) Bebek in the presence of:

/s/ Maryna Bilynska	)	/s/ Slavko (Steve) Bebek
SIGNATURE OF WITNESS	) ) )	SLAVKO (STEVE) BEBEK
)
Maryna Bilynska	) )
NAME OF WITNESS
)
1160 - 1040 West Georgia Street	)
ADDRESS OF WITNESS	)